Exhibit 99.1

Exobox Technologies Corp. Announces Listing on Over-the-Counter Bulletin Board

HOUSTON, August 27, 2008 – Exobox Technologies Corp. (OTCBB: EXBX), today announced that the Company's stock has been cleared for quotation on the OTC Bulletin Board (OTCBB) and Pink Sheets, effective immediately.

On August 26, 2008, the market maker that filed the OTCBB application on the Company's behalf received notification that it could quote Exobox shares on the OTCBB.

"We strongly believe that an OTCBB listing provides a number of advantages to the Company, including increased visibility for its stock in the investment community," stated Exobox CEO Robert B. Dillon. "This is only one step in management's broader strategy to facilitate increased value for Exobox shareholders. The Company continues to focus on coding its security software through the introduction of a beta product in the last quarter of this year.”

About Exobox Technologies Corp.
Exobox Technologies Corp., headquartered in Houston, Texas, is a network and end point security development and licensing company that owns patented and patent-pending technology it believes can address the serious and growing need in the computer market for a reliable, efficient and effective network and end point security system. Visit www.exobox.com for more information.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding, inability to complete required SEC filings, and others set forth in the Company's report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission.

Contact:
Exobox Technologies Corp.
Tim Lee
(713) 625-7820
(800) 460-8887
ir@exobox.com